Exhibit 10.1

FORM OF

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

AUTHORIZED PURCHASER AGREEMENT

This United States 12 Month Natural Gas Fund, LP Authorized Purchaser Agreement (the “Agreement”), dated as of [                    ], is entered into by and among United States 12 Month Natural Gas Fund, LP (the “Fund”), United States Commodity Funds LLC, a Delaware limited liability company and the general partner of United States 12 Month Natural Gas Fund, LP (the “General Partner”), on behalf of itself and as General Partner of United States 12 Month Natural Gas Fund, LP, and [                    ], a [                    ] (the “Authorized Purchaser”).

SUMMARY

The General Partner serves in its capacity as General Partner of United States 12 Month Natural Gas Fund, LP (the “Fund”) pursuant to the Limited Partnership Agreement dated as of the day the first Creation Basket is sold and the proceeds are invested (substantially in the form attached hereto) between the General Partner and the Limited Partners of the Fund (the “Partnership Agreement”). Brown Brothers Harriman Co. (the “Administrator” or “Custodian”) and ALPS Distributors (the “Marketing Agent”) each serve as agents of the General Partner for all purposes of this Agreement, and all references to agreements, obligations or duties of the Administrator, Custodian or Marketing Agent herein shall be deemed references to agreements, obligations of duties of the General Partner acting through the relevant agent. As provided in the Partnership Agreement and described in the Fund’s prospectus (the “Prospectus”), as supplemented and amended from time to time, Units of fractional undivided beneficial interest in and ownership of the limited partnership (the “Units”) may be created or redeemed through the Marketing Agent by the Authorized Purchaser in aggregations of fifty thousand (50,000) Units (each aggregation, a “Creation Basket” or “Redemption Basket,” respectively; collectively, “Baskets”). Creation Baskets are offered only pursuant to the most recent registration statement of the Fund, as declared effective by the Securities and Exchange Commission (the “SEC”) and as the same may be amended from time to time thereafter (collectively, the “Registration Statement”). Authorized Purchasers are the only persons that may place orders to create and redeem Creation Baskets or Redemption Baskets.

Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Prospectus. To the extent there is a conflict between any provision of this Agreement other than the indemnities provided in Section 9 and the provisions of the Prospectus, the provisions of the Prospectus shall control.

To give effect to the foregoing premises and in consideration of the mutual covenants and agreements set forth below, the parties hereto agree as follows:

Section 1. Order Placement.

To place an order for the creation or redemption of one or more Baskets, an Authorized Purchaser must follow the procedures for creation and redemption referred to in Section 3 of this Agreement and attached to this Agreement as Exhibit A; provided, however, that in the case of an Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the Baskets are to be offered and sold, the procedures for creation will be as attached to this Agreement as Exhibit A-1.

Section 2. Status and Obligations of Authorized Purchaser.

The Authorized Purchaser represents and warrants and covenants the following:

(a) The Authorized Purchaser is a participant of the Depository Trust Company (“DTC”) (as such a participant, a “DTC Participant”). If the Authorized Purchaser ceases to be a DTC Participant, the Authorized Purchaser shall give prompt notice to the General Partner of such event, and this Agreement shall terminate immediately as of the date the Authorized Purchaser ceased to be a DTC Participant.

(b) Unless Section 2(c) applies, the Authorized Purchaser either (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), or (ii) is exempt from being, or otherwise is not required to be, licensed as a broker-dealer or a member of FINRA, and in either case is qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. The Authorized Purchaser will maintain any such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. The Authorized Purchaser will comply with all applicable federal law, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, including, but not limited to those applicable to securities and commodities transactions, and with the Constitution, By-Laws and Conduct Rules of FINRA (if it is a FINRA member) to the extent the foregoing relate to the Authorized Purchaser’s transactions in, and activities with respect to the Baskets. The Authorized Purchaser will not directly or indirectly offer or sell Units in or from any state or jurisdiction where they may not lawfully be offered or sold.

(c) If the Authorized Purchaser is offering or selling Units in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified or a member of FINRA as set forth in Section 2(b) above, the Authorized Purchaser will (i) observe the applicable laws of the jurisdiction in which such offer and/or sale is made, (ii) comply with the full disclosure requirements of the Securities Act of 1933, as amended (the “1933 Act”) and the Commodities Exchange Act (the “CEA”), and the rules and regulations promulgated thereunder, and (iii) conduct its business in accordance with the spirit of the FINRA Conduct Rules, in each case to the extent the foregoing relate to the Authorized Purchaser’s transactions in, and activities with respect to the Baskets.

(d) The Authorized Purchaser has written policies and procedures reasonably designed to comply with the money laundering and related provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”), and the regulations promulgated thereunder, if the Authorized Purchaser is subject to the requirements of the PATRIOT Act.

(e) The Authorized Purchaser has the capability to send and receive communications via an authenticated telecommunication facility to and from the General Partner and its agents, ALPS Distributors, Inc. and Brown Brothers Harriman & Co. The Authorized Purchaser shall confirm such capability to the satisfaction of the General Partner and the Marketing Agent by the end of the Business Day (as defined in Section 6) before placing its first order with the Marketing Agent (whether such order is to create or to redeem Baskets). If required by the Marketing Agent, the Administrator or the Custodian with respect to authorized telecommunications by telephonic facsimile, the Authorized Purchaser shall enter into a separate agreement with the Marketing Agent, the Administrator or the Custodian, as the case may be, indemnifying such party with respect to its communications by telephonic facsimile.

(f) Because new Baskets can be created and Units therein issued on an ongoing basis, at any point during the life of the partnership, a “distribution,” as such term is used in the 1933 Act, may be occurring with respect to resales of these Units. The Authorized Purchaser is cautioned that some of its activities may result in its being deemed a participant in a distribution in a manner that would render it a statutory underwriter and subject it to the prospectus-delivery and liability provisions of the 1933 Act. The Authorized Purchaser should review the “What is the Plan of Distribution?” portion of the Prospectus and consult with its own counsel in connection with entering into this Agreement and placing an Order (as defined in Section 3). In addition to satisfying the prospectus-delivery and disclosure requirements of the 1933 Act, the Authorized Purchaser and any other participant in the distribution of the Units purchased by the Authorized Purchaser also has the obligation to comply with applicable disclosure delivery requirements under the CEA. To the extent the Authorized Purchaser has distributed a Preliminary Prospectus to prospective investors, if the Authorized Purchaser has been notified by the General Partner of material changes made to that document as compared to the final Prospectus, the Authorized Purchaser shall give notice to any prospective investor who received the Preliminary Prospectus of such material change prior to consummating a sale.

Section 3. Orders.

(a) All orders to create or redeem Baskets shall be made in accordance with the terms of the Prospectus, this Agreement and the creation and redemption procedures attached hereto as Exhibit A (the “ Procedures”), except in the case of an Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the Baskets are to be offered and sold which will be governed by the procedures set forth in Exhibit A-1. Each party will comply with such foregoing terms to the extent applicable to it. The General Partner may issue additional or other procedures from time to time relating to the manner of creating or redeeming Baskets and the Authorized Purchaser will comply with such procedures. The General Partner and Authorized Purchaser hereby consent to the use of recorded telephone lines.

(b) The Authorized Purchaser acknowledges and agrees it is acting for its own account or on behalf of another party (whether such party is a customer or otherwise), and that each order to create a Basket (a “Purchase Order”) and each order to redeem a Basket (a “Redemption Order,” and each Purchase Order and Redemption Order, an “Order”) may not be withdrawn by the Authorized Purchaser. A form of Purchase/Redemption Order is attached hereto as Exhibit B.

Section 4. Fees.

In connection with each Order by an Authorized Purchaser to create or redeem one or more Baskets, the General Partner shall charge, and the Authorized Purchaser shall pay to the General Partner, the transaction fee (“Transaction Fee”) prescribed in the Prospectus applicable to such creation or redemption. The initial Transaction Fee shall be one thousand dollars ($1,000). The Transaction Fee may be adjusted from time to time as set forth in the Prospectus.

Section 5. Authorized Persons.

Concurrently with the execution of this Agreement and as requested in writing from time to time thereafter, the Authorized Purchaser shall deliver to the General Partner and the Marketing Agent, notarized and duly certified as appropriate by its secretary or other duly authorized official, a certificate in the form of Exhibit C setting forth the names and signatures of all persons authorized to give instructions relating to activity contemplated hereby or by any other notice, request or instruction given on behalf of the Authorized Purchaser (each, an “Authorized Person”). The General Partner or the Marketing Agent may accept and rely upon such certificate as conclusive evidence of the facts set forth therein and shall consider such certificate to be in full force and effect until the General Partner receives a superseding certificate bearing a subsequent date. Upon the termination or revocation of authority of any Authorized Person by the Authorized Purchaser, the Authorized Purchaser shall give immediate written notice of such fact to the General Partner and the Marketing Agent, and such notice shall be effective upon receipt by the General Partner.

Section 6. Creation Procedures.

On any Business Day, an Authorized Purchaser may place an order with the Marketing Agent to create one or more Creation Baskets in accordance with this Agreement and the Procedures. For purposes of processing Purchase and Redemption Orders, a “Business Day” means any day other than a day when any of the NYSE Arca, ICE Futures Exchange or the New York Stock Exchange is closed for regular trading. Purchase orders must be placed by 12:00 PM New York time or the close of regular trading on NYSE Arca, whichever is earlier, except in the case of an Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the Baskets are to be offered and sold, when such orders shall be placed by 9:00 AM New York time on the day agreed to by the General Partner and the Authorized Purchaser. The day on which the Marketing Agent receives a valid Purchase Order is the Purchase Order Date. By placing a Purchase Order, an Authorized Purchaser agrees to (1) deposit Treasuries, cash, or a combination of Treasuries and cash with the Custodian of the Fund, and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the Fund for the purchase of a number and type of futures contracts at the closing settlement price for such contracts on the Purchase Order Date, as specified in the Purchase Order Form (see Exhibit B). Failure to consummate (1) and (2) above shall result in the cancellation of the order. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet the Fund’s investment objective and shall be purchased as a result of the Authorized Purchaser’s purchase of Units.

Prior to the delivery of Baskets for a Purchase Order, the Authorized Purchaser must also have wired to the Custodian the non-refundable transaction fee due for the Purchase Order. “ Treasuries” shall be any U.S. treasury security with two years or less remaining to maturity with an aggregate market value, as determined in the sole discretion of the Administrator using the valuation procedures set forth in Exhibit D, that together with any cash amount, will equal the purchase price of the Creation Basket being purchased.

The total deposit required to create each basket (“Creation Basket Deposit”) will be an amount of Treasuries and/or cash that is in the same proportion to the total assets of the Fund (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is accepted as the number of Units to be created under the Purchase Order is in proportion to the total number of Units outstanding on the date the order is received.

The General Partner determines, directly in its sole discretion, or in consultation with the Administrator, the requirements for Treasuries and/or the amount of cash, including the maximum permitted remaining maturity of a Treasury and the proportions of Treasuries and cash, that may be included in deposits to create Baskets. The Marketing Agent will publish such requirements at the beginning of each business day. Unless otherwise determined by the General Partner, if Treasuries and cash are to be deposited, the amount of the cash deposit required will be the difference between (i) the aggregate market value of the Treasuries required to be included in a Creation Basket Deposit as of 4:00 PM New York time on the Purchase Order Date and (ii) the total required deposit.

An Authorized Purchaser who places a Purchase Order is responsible for transferring to the Fund’s account with the Custodian the required amount of Treasuries and/or cash by the end of the third Business Day following the Purchase Order Date, except in the case of an Authorized Purchaser’s initial order to purchase one or more Creation Baskets on the first day the Baskets are to be offered and sold when the Creation Basket Deposit will be due by 12:00 PM New York time on the date the Purchase Order was accepted by the Marketing Agent. Upon receipt of the deposit amount, the Administrator will cause DTC to credit the number of Baskets ordered to the Authorized Purchaser’s DTC account on the third Business Day following the Purchase Order Date, except in the case of an Authorized Purchaser’s initial order to purchase one or more Creation Baskets, when the Administrator will cause DTC to credit the number of Baskets so ordered upon confirmation by the Custodian that the Creation Basket Deposit has been received by the Custodian. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the Custodian on behalf of the Fund shall be borne solely by the Authorized Purchaser.

Section 7. Redemption Procedures.

On any Business Day, an Authorized Purchaser may place an order with the Marketing Agent to redeem one or more Redemption Baskets in accordance with this Section 7 and the Procedures. Redemption Orders must be placed by 12:00 PM New York time or the close of regular trading on NYSE Arca, whichever is earlier. A Redemption Order so received is effective on the date it is received in satisfactory form by the Marketing Agent. The day on which the Marketing Agent receives a valid Redemption Order is the “Redemption Order Date”. By placing a Redemption Order, an Authorized Purchaser agrees to (1) deliver the Redemption Basket to be redeemed through DTC’s book-entry system to the Fund’s account with the Custodian not later than 3:00 PM

New York time on the third Business Day following the effective date of the Redemption Order (“Redemption Distribution Date”), and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the Fund for the sale of a number and type of futures contracts at the closing settlement price for such contracts on the Redemption Order Date, as specified in the Redemption Order Form (see Exhibit B). Failure to consummate (1) and (2) above shall result in the cancellation of the order. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet the Fund’s investment objective and shall be sold as a result of the Authorized Purchaser’s sale of Units. Prior to the delivery of the redemption distribution for a Redemption Order, the Authorized Purchaser must also have wired to the Fund’s account at the Custodian the non-refundable Transaction Fee due for the Redemption Order.

The redemption distribution from the Fund consists of a transfer to the redeeming Authorized Purchaser of an amount of Treasuries and/or cash with a value that is in the same proportion to the total assets of the Fund (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of Units to be redeemed under the Redemption Order is in proportion to the total number of Units outstanding on the date the order is received. The General Partner, directly or in consultation with the Administrator, will determine the requirements for Treasuries and/or the amount of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash, that may be included in distributions to redeem Baskets. The Marketing Agent will publish such requirements shortly after 4:00 p.m. New York time on the Redemption Order Date.

The redemption distribution due from the Fund is delivered to the Authorized Purchaser on the Redemption Distribution Date if, by 3:00 PM New York time on such Redemption Distribution Date, the Fund’ s DTC account has been credited with the Baskets to be redeemed. If the Fund’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next Business Day to the extent of remaining whole Baskets received if the Fund receives the fee applicable to the extension of the Redemption Distribution Date which the General Partner may, from time to time, determine and the remaining Baskets to be redeemed are credited to the Fund’s DTC account by 3:00 PM New York time on such next Business Day. Any further outstanding amount of the Redemption Order may be cancelled at the election of the General Partner. Any further remaining amount of the redemption order shall be cancelled and the Participant will indemnify the Partnership for any losses, if any, due to such cancellation, including but not limited to the difference in the price of investments sold as a result of the redemption order and investments made to reflect that such order has been cancelled. Pursuant to instruction from the General Partner, the Custodian may also deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Fund’s DTC account by 3:00 PM New York time on the Redemption Distribution Date if the Authorized Purchaser has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the General Partner may from time to time determine.

Section 8. Role of Authorized Purchaser.

(a) The Authorized Purchaser acknowledges that, for all purposes of this Agreement, the Authorized Purchaser is and shall be deemed to be an independent contractor and has and shall have no authority to act as agent for the Fund, the Marketing Agent, the Administrator, the Custodian or the General Partner in any matter or in any respect.

(b) The Authorized Purchaser will, to the extent reasonably practicable, make itself and its employees available, upon request, during normal business hours to consult with the General Partner and the Marketing Agent concerning the performance of the Authorized Purchaser’s responsibilities under this Agreement; provided that the Authorized Purchaser shall be under no obligation to divulge or otherwise discuss any information that the Authorized Purchaser believes (i) is confidential or proprietary in nature or (ii) the disclosure of which to third parties would be prohibited.

(c) Notwithstanding the provisions of Section 8(b), the Authorized Purchaser will maintain records of all sales of Creation Baskets made by or through it and, upon reasonable request of the General Partner, except if prohibited by applicable law and subject to any privacy obligations or other obligations arising under federal or state securities laws it may have to its customers, will furnish the General Partner with the names and addresses of the purchasers of such Creation Baskets and the number of Creation Baskets purchased if and to the extent that the General Partner has been requested to provide such information to the Commodities Futures Trading Commission, Securities Exchange Commission, Financial Industry Regulatory Authority, or Internal Revenue Service (“Fund Regulators”). For the avoidance of doubt, all such information provided by the Authorized Purchaser shall be Confidential Information (as defined in Section 18) and shall not be used for any purpose other than to satisfy requests of Fund Regulators.

(d) The Fund may from time to time be obligated to deliver prospectuses, proxy materials, annual or other reports of the Fund or other similar information (“Fund Documents”) to its limited partners. The Authorized Purchaser agrees (i) subject to any privacy obligations or other obligations arising under federal or state securities laws it may have to its customers, to reasonably assist the General Partner in ascertaining certain information regarding sales of Creation Baskets made by or through the Authorized Purchaser that is necessary for the Fund to comply with such obligations upon written request of the General Partner or (ii) in lieu thereof, and at the option of the Authorized Purchaser, the Authorized Purchaser may undertake to deliver Fund Documents to the Authorized Purchaser’s customers that custody Units with the Authorized Purchaser, after receipt from the Fund of sufficient quantities of such Fund Documents to allow mailing thereof to such customers. The expenses associated with such transmissions shall be borne by the General Partner in accordance with usual custom and practice in respect of such communications. The General Partner agrees that the names, addresses and other information concerning the Authorized Purchaser’s customers are and shall remain the sole property of the Authorized Purchaser, and none of the General Partner, the Fund or any of their respective affiliates shall use such names, addresses or other information for any purposes except in connection with the performance of their duties and responsibilities hereunder and except to the extent necessary for the Fund to meet its regulatory requirements as set forth in Section 8(b) and in this Section 8(c) of the Agreement.

Section 9. Indemnification.

(a) Indemnification of Authorized Purchaser. The General Partner agrees to indemnify, defend and hold harmless the Authorized Purchaser, its partners, stockholders, members, directors, officers, employees, affiliates, agents and any person who controls such persons within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons (each a “GP Indemnified Person”), from and against any loss, damage, expense, liability or claim (including reasonable attorney fees and the reasonable cost of investigation) which the Authorized Purchaser or any such person may incur under the 1933 Act, the Exchange Act, the CEA, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon:

(1)

any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in the Registration Statement as amended or supplemented) or in a Prospectus (the term Prospectus for the purpose of this Section 9 being deemed to include the Prospectus and the Prospectus as amended or supplemented) or any omission or alleged omission to state a material fact required to be stated in either such Registration Statement or such Prospectus or necessary to make the statements made therein not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information concerning the Authorized Purchaser furnished in writing by or on behalf of the Authorized Purchaser to the General Partner expressly for use in such Registration Statement;

(2)	any untrue statement or alleged untrue statement of a material fact or breach by the General Partner of any representation or warranty contained in this Agreement;

(3)	the failure by the General Partner, the Fund or their respective agents to perform when and as required, any agreement, obligation, duty or covenant contained herein;

(4)

the failure by the General Partner, the Fund or their respective agents to comply with applicable laws and the rules and regulations of any governmental entity or any self-regulatory organization to the extent the foregoing relates to transactions in, and activities with respect to Baskets; or

(5)

the Authorized Purchaser’s performance of its duties under this Agreement except in the case of this clause (5), for any loss, damage, expense, liability or claim resulting from the gross negligence or willful misconduct of the Authorized Purchaser.

In no case is the indemnity of the General Partner in favor of the Authorized Purchaser and such other persons as are specified in this Section 9(a) to be deemed to protect the Authorized Purchaser and such persons against any liability to the General Partner or the Fund to which the Authorized Purchaser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

If any action, suit or proceeding (each, a “Proceeding”) is brought against a GP Indemnified Person or any such person in respect of which indemnity may be sought against the General Partner pursuant to the foregoing paragraph, such GP Indemnified Person shall promptly notify the General Partner in writing of the institution of such Proceeding, provided, however, that the omission to so notify the General Partner shall not relieve the General Partner or the Fund from any liability which it may have to the GP Indemnified Person except to the extent that it has been materially prejudiced by such failure and has not otherwise learned of such Proceeding. The GP Indemnified Person shall have the right to employ its own counsel in any such case and the fees and expenses of such counsel shall be borne by the General Partner and the Fund and paid as incurred (it being understood, however, that the General Partner shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the GP Indemnified Persons who are parties to such Proceeding) or for the expenses and fees incurred with respect to matters that are not indemnifiable in accordance with the preceding paragraph. A GP Indemnified Person shall give the General Partner reasonable prior notice of settlement of any Proceeding in respect of which indemnity may be sought against the General Partner pursuant to this Section 9(a), provided, however that the omission to so notify the General Partner shall not relieve the General Partner or the Fund from any liability which it may have to the GP Indemnified Person.

(b) The Authorized Purchaser agrees to indemnify, defend and hold harmless each of the Fund, the General Partner and its partners, stockholders, members, directors, officers, employees and any person who controls the General Partner within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons (each, an “AP Indemnified Person”), from and against any loss, damage, expense, liability or claim (including reasonable attorney fees and the reasonable cost of investigation) which the AP Indemnified Person may incur as a result of or in connection with any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of the Authorized Purchaser to the General Partner expressly for use in the Registration Statement (or in the Registration Statement as amended or supplemented by any post-effective amendment thereof) or in a Prospectus, or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in such Registration Statement or such Prospectus or necessary to make such information not misleading.

The Authorized Purchaser will also indemnify each AP Indemnified Person from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which such AP Indemnified Person may incur as a result of or in connection with any actions of an AP Indemnified Person in accordance with any instructions by the Authorized Purchaser except in the case of any loss, damage, expense, liability or claim resulting from the gross negligence or willful misconduct of an AP Indemnified Person. In no case is the indemnity of the Authorized Purchaser in favor of each AP Indemnified Person to be deemed to protect the AP Indemnified Person and such persons against any liability to the Authorized Purchaser to which the AP Indemnified Person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

If any Proceeding is brought against an AP Indemnified Person, such AP Indemnified Person shall promptly notify the Authorized Purchaser in writing of the institution of such Proceeding; provided, however, that the omission to so notify the Authorized Purchaser shall not relieve the Authorized Purchaser from any liability which it may have to such AP Indemnified Person except to the extent that it has been materially prejudiced by such failure and has not otherwise learned of such Proceeding. The AP Indemnified Person or such person shall have the right to employ its own counsel and the fees and expenses of such counsel shall be borne by the Authorized Purchaser and paid as incurred (it being understood, however, that the Authorized Purchaser shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the AP Indemnified Persons who are parties to such Proceeding) or for the expenses and fees incurred with respect to matters that are not indemnifiable in accordance with the preceding paragraph. An AP Indemnified Person shall give the Authorized Purchaser reasonable prior notice of settlement of any Proceeding in respect of which indemnity may be sought against the Authorized participant pursuant to this Section 9(b), provided, however that the omission to so notify the General Partner shall not relieve the General Partner or the Fund from any liability which it may have to the GP Indemnified Person.

(c) The indemnity agreements contained in this Section 9 and the covenants, warranties and representations of the General Partner contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Authorized Purchaser, its partners, stockholders, members, directors, officers, employees and or any person (including each partner, stockholder, member, director, officer or employee of such person) who controls the Authorized Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act, or by or on behalf of each of the General Partner, the Fund, their partners, stockholders, members, directors, officers, employees or any person who controls the General Partner or the Fund within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the initial issuance and delivery of the Units. The General Partner and the Authorized Purchaser agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the General Partner, against any of the General Partner’s officers or directors in connection with the issuance and sale of the Units, or in connection with the Registration Statement or the Prospectus.

Section 10.

(a) Limitation of Liability.

None of the General Partner, the Authorized Purchaser, the Marketing Agent, the Administrator, or the Custodian, shall be liable to each other or to any other person, including any party claiming by, through or on behalf of the Authorized Purchaser, for any losses, liabilities, damages, costs or expenses arising out of any mistake or error in data or other information provided to any of them by each other or any other person or out of any interruption or delay in the electronic means of communications used by them.

(b) Tax Liability.

The Authorized Purchaser shall be responsible for the payment of any transfer tax, sales or use tax, stamp tax, recording tax, value added tax and any other similar tax or government charge applicable to the creation or redemption of any Basket made pursuant to this Agreement, regardless of whether or not such tax or charge is imposed directly on the Authorized Purchaser. To the extent the General Partner or the Fund is required by law to pay any such tax or charge, the Authorized Purchaser agrees to promptly indemnify such party for any such payment, together with any applicable penalties, additions to tax or interest thereon.

Section 11. Acknowledgment.

The Authorized Purchaser acknowledges receipt of a copy of the Prospectus and represents that it has reviewed and understands such document.

Section 12. Effectiveness and Termination.

Upon the execution of this Agreement by the parties hereto, this Agreement shall become effective in this form as of the date first set forth above, and may be terminated at any time by any party upon thirty (30) days prior written notice to the other parties unless earlier terminated: (i) in accordance with Section 2(a); (ii) upon notice to the Authorized Purchaser by the General Partner in the event of a breach by the Authorized Purchaser of this Agreement or the procedures described or incorporated herein; or (iii) at such time as the Fund is terminated.

Section 13. Marketing Materials; Representations Regarding Baskets; Identification in Registration Statement.

(a) The Authorized Purchaser represents, warrants and covenants that, (i) without the written consent of the General Partner, the Authorized Purchaser will not make, or permit any of its representatives to make, in connection with any sale or solicitation of a sale of Baskets any representations concerning the Units or the General Partner, the Fund or any AP Indemnified Person other than representations consistent with (A) the then-current Prospectus of the Fund, (B) printed information approved by the General Partner as information supplemental to such Prospectus or (C) any promotional materials or sales literature furnished to the Authorized Purchaser by the General Partner, and (ii) the Authorized Purchaser will not furnish or cause to be furnished to any person or display or publish any information or material relating to the Baskets, any AP Indemnified Person or the Fund that is not consistent with the Fund’s then current Prospectus. Copies of the then-current Prospectus of the Fund and any such printed supplemental information will be supplied by the General Partner to the Authorized Purchaser in reasonable quantities upon request.

(b) The Authorized Purchaser agrees to comply with applicable prospectus and disclosure delivery requirements of the federal securities and commodities laws. In connection therewith, the Authorized Purchaser will provide, to the extent required, each prospective purchaser, as required, with a copy of the Fund’s Prospectus.

(c) The Authorized Purchaser hereby agrees that for the term of this Agreement the General Partner or its agent, the Marketing Agent, may deliver the then-current Prospectus, and any supplements or amendments thereto or recirculation thereof, to the Authorized Purchaser in Portable Document Format (“PDF”) via electronic mail to [                    ] in lieu of delivering the Prospectus in paper form. The Authorized Purchaser may revoke the foregoing agreement at any time by delivering written notice to the General Partner and, whether or not such agreement is in effect, the Authorized Purchaser may, at any time, request reasonable quantities of the Prospectus, and any supplements or amendments thereto or recirculation thereof, in paper form from the General Partner or its agent, the Marketing Agent. The Authorized Purchaser acknowledges that it has the capability to access, view, save and print material provided to it in PDF and that it will incur no appreciable extra costs by receiving the Prospectus in PDF instead of in paper form. The General Partner will, when requested by the Authorized Purchaser, make available at no cost the software and technical assistance necessary to allow the Authorized Purchaser to access, view and print the PDF version of the Prospectus.

(d) For as long as this Agreement is effective, the Authorized Purchaser agrees to be identified as an authorized purchaser of the Fund at the General Partner’s discretion (i) in the section of the Prospectus included within the Registration Statement entitled “Creation and Redemption of Units,” and in any other section as may be required by the SEC and (ii) on the Fund’s website. Upon the termination of this Agreement, (i) during the period prior to when the General Partner qualifies and elects to file on Form S-3, the General Partner will remove such identification from the Prospectus in the amendment of the Registration Statement next occurring after the date of the termination of this Agreement and, during the period after when the General Partner qualifies and elects to file on Form S-3, the General Partner will promptly file a current report on Form 8-K indicating the withdrawal of the Authorized Purchaser as an authorized purchaser of the Fund and (ii) the General Partner will promptly update the Fund’s website to remove any identification of the Authorized Purchaser as an authorized purchaser of the Fund.

Section 14. Certain Covenants of the General Partner.

The General Partner, on its own behalf and on behalf of the Fund, covenants and agrees:

(a) to notify the Authorized Purchaser promptly of the happening of any event during the term of this Agreement which could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and, during such time, to prepare and deliver or otherwise make available, at the expense of the Fund, to the Authorized Purchaser copies of such amendments or supplements to such Prospectus as may be necessary to reflect any such change at such time and in such numbers as necessary to enable the Authorized Purchaser to comply with any obligation it may have to deliver such revised, supplemented or amended Prospectus to customers.

(b) to notify the Authorized Purchaser when a revised, supplemented, or amended Prospectus is available and to deliver or otherwise make available to the Authorized Purchaser copies of such revised, supplemented or amended Prospectus at such time and in such numbers as to enable the Authorized Purchaser to comply with any obligation it may have to deliver such revised, supplemented or amended Prospectus to customers, provided that as a general matter the General Partner will make such revised, supplemented or amended Prospectus available to the Authorized Purchaser on or before its effective date;

(c) to cause Spicer Jeffries, LLP, accountants to the Fund, to deliver, at each time (i) the Registration Statement or the Prospectus is amended or supplemented by the filing of a post-effective amendment, (ii) a new Registration Statement is filed to register additional Baskets in reliance on Rule 429 of the 1933 Act, and (iii) there is financial information incorporated by reference into the Registration Statement or the Prospectus, letters dated such dates and addressed to the Authorized Purchaser, containing statements and information of the type ordinarily included in accountants’ letters to underwriters with respect to the financial statements and other financial information contained in or incorporated by reference into the Registration Statement and the Prospectus;

(d) to deliver to the Authorized Purchaser, at each time (i) the Registration Statement or the Prospectus is amended or supplemented by the filing of a post-effective amendment, (ii) a new Registration Statement is filed to register additional Baskets in reliance on Rule 429 of the 1933 Act, and (iii) there is financial information incorporated by reference into the Registration Statement or the Prospectus, a certification by a duly authorized officer of the General Partner in the form attached hereto as Exhibit E. In addition, any certificate signed by any officer of the General Partner and delivered to the Authorized Purchaser or counsel for the Authorized Purchaser pursuant hereto shall be deemed to be a representation and warranty by the General Partner as to matters covered thereby to the Authorized Purchaser;

(e) to furnish directly or through the Marketing Agent to the Authorized Purchaser, at each time (i) the Registration Statement or the Prospectus is amended or supplemented by the filing of a post-effective amendment, (ii) a new Registration Statement is filed to register additional Baskets in reliance on Rule 429 of the 1933 Act, and (iii) there is financial information incorporated by reference into the Registration Statement or the Prospectus, such documents and certificates in the form as reasonably requested; and

(f) to cause the Fund to file a supplement to the Registration Statement no less frequently than once per calendar quarter on or about the same time that the Fund files a quarterly or annual report pursuant to Section 13 or 15(d) of the Exchange Act (including the information contained in such report), until such time as the Fund’s reports filed pursuant to Section 13 or 15(d) of the Exchange Act are incorporated by reference in the Registration Statement.

Section 15. Third Party Beneficiaries.

Each AP Indemnified Person, to the extent it is not a party to this Agreement, is a third-party beneficiary of this Agreement and may proceed directly against the Authorized Purchaser (including by bringing proceedings against the Authorized Purchaser in its own name) to enforce any obligation of the Authorized Purchaser under this Agreement which directly or indirectly benefits such AP Indemnified Person. Each GP Indemnified Person, to the extent it is not a party to this Agreement, is a third-party beneficiary of this Agreement and may proceed directly against the General Partner, the Fund or their respective agents (including by bringing proceedings against the General Partner, the Fund or their respective agents in its own name) to enforce any obligation of the General Partner, the Fund or their agents under this Agreement which directly or indirectly benefits such GP Indemnified Person.

Section 16. Force Majeure.

No party to this Agreement shall incur any liability for any delay in performance, or for the non-performance, of any of its obligations under this Agreement by reason of any cause beyond its reasonable control. This includes any act of God or war or terrorism, any breakdown, malfunction or failure of transmission in connection with or other unavailability of any wire, communication or computer facilities, any transport, port, or airport disruption, industrial action, acts and regulations and rules of any governmental or supra national bodies or authorities or regulatory or self-regulatory organization or failure of any such body, authority or organization for any reason, to perform its obligations.

Section 17. Miscellaneous.

(a) Entire Agreement. This Agreement (including any schedules and exhibits attached hereto and thereto) contains all of the agreements among the parties hereto (and thereto) with respect to the transactions contemplated hereby (and thereby) and supersedes all prior agreements or understandings, whether written or oral, among the parties with respect thereto.

(b) Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by all the parties.

(c) Successors and Assigns; Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any party without the prior written consent of the other parties and any assignment without such consent shall be null and void. Notwithstanding the foregoing, in the event that Authorized Purchaser files for protection under the United States Bankruptcy Code, the trustee of Authorized Purchaser’s bankruptcy estate may assume this Agreement or any of its rights, duties and/or obligations hereunder or thereunder upon written notice to the Fund and the General Partner hereby consent to such assumption. In addition, Authorized Purchaser may assign the Agreement or any of its rights, duties and/or obligations hereunder or thereunder upon written notice to the Fund and the General Partner to (a) any Authorized Purchaser Affiliate; (b) in the case of any merger or sale of its stock or assets, to the successor in a merger of Authorized Purchaser or to any entity that acquires all or a substantial portion of its stock or assets, or (c) any service provider contracted by Authorized Purchaser to perform data processing, facilities management or other outsourced services on Authorized Purchaser’s behalf.

(d) Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

(e) Severability. The parties hereto desire that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(f) Notices. All notices, waivers, or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, by facsimile (and, if sent by facsimile, followed by delivery by nationally-recognized express courier), sent by nationally-recognized express courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(1)	if to General Partner, to:

United States Commodity Funds LLC

c/o Nicholas D. Gerber

1999 Harrison Street

Suite 1530

Oakland, CA 94612

(2)	if to the Authorized Purchaser, to:

All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery by facsimile or e-mail, on the date of such delivery if delivered during business hours on a Business Day or, if not delivered during business hours on a Business Day, the first Business Day thereafter, (ii) in the case of delivery by nationally-recognized express courier, on the first Business Day following dispatch, and (iii) in the case of mailing, on the third Business Day following such mailing.

(g) Governing Law; Jurisdiction.

(1)

All questions concerning the construction, interpretation and validity of this Agreement and all transactions hereunder shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(2)

Each party irrevocably consents and agrees, for the benefit of the other parties, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement or any related agreement may be brought in the courts of the State of New York and hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself and in respect of its properties, assets and revenues. Each party irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement or any related agreement or the transactions contemplated hereby or thereby which is instituted in any court of the State of New York.

The provisions of this Section 17(g) shall survive any termination of this Agreement, in whole or in part.

(h) No Partnership. Nothing in this Agreement is intended to, or will be construed to constitute the General Partner or the Fund, on the one hand, and the Authorized Purchaser or any of its Affiliates, on the other hand, as partners or joint venturers; it being intended that the relationship between them will at all times be that of independent contractors.

(i) Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(j) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

(k) Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

(l) Other Usages. The following usages shall apply in interpreting this Agreement: (i) references to a governmental or quasigovernmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of such agency, authority or instrumentality; and (ii) “including” means “including, but not limited to.”

Section 18. Confidentiality.

(a) The General Partner, the Fund and the Authorized Purchaser shall maintain in confidence, use only for the purposes provided for in this Agreement, and not disclose to any third party, without first obtaining the other party’s consent in writing, any and all Confidential Information (as defined below) such party receives from the other party; provided, however, that either party may disclose Confidential Information received from the other party to those of its internal and external representatives as may be necessary for such party to carry out its obligations under this Agreement.

“Confidential Information” shall mean all information or data of a party or its customers that is disclosed to or received by the other party, whether orally, visually or in writing, in any form, including, without limitation, information or data which relates to such party’s business or operations, research and development, marketing plans or activities, or actual or potential products.

(b) Notwithstanding the provisions of this Agreement to the contrary, a party shall have no liability to the other party for the disclosure or use of any Confidential Information of the other party if the Confidential Information:

(1)	is known to such party at the time of disclosure other than as the result of a breach of this Section 18 by such party;

(2)	has been or becomes publicly known, other than as the result of a breach of this Section 18 by such party, or has been or is publicly disclosed by the other party;

(3)	is received by such party after the date of this Agreement from a third party (unless such third party breaches an obligation of confidentiality to the other party); or

(4)

is required to be disclosed by law or similar compulsion or in connection with any legal proceeding or request for information on behalf of a governmental authority or self-regulatory organization, provided that such party shall promptly inform the other party in writing of such requirement and that such disclosure shall be limited to the extent so required.

(c) The parties recognize and acknowledge that a breach or threatened breach by a party of the provisions of this Section 18 may cause irreparable and material loss and damage to the other party which cannot be adequately remedied at law and that, accordingly, in addition to, and not in lieu of, any damages or other remedy to which the non-breaching party may be entitled, the issuance of an injunction or other equitable remedy (without the requirement that a bond or other security be posted) is an appropriate remedy for the non-breaching party for any breach or threatened breach of the obligations set forth in this Section 18.

(d) Each party agrees that it will use the same degree of care, but no less than a reasonable degree of care, in safeguarding the Confidential Information of the other party as it uses for its own Confidential Information of a similar nature. Each party shall promptly notify the other party in writing of any misuse, misappropriation or unauthorized disclosure of the Confidential Information of the other party that may come to such party’s attention.

(e) Upon the termination of this Agreement, if requested in writing by the other party, each party shall, at such party’s option, promptly destroy or return to the other party all Confidential Information received from the other party, all copies and extracts of such Confidential Information and all documents or other media containing any such Confidential Information.

IN WITNESS WHEREOF, the Authorized Purchaser and the General Partner have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

UNITED STATES COMMODITY FUNDS LLC

By:
Name:
	Title:	Management Director
	Address:	1999 Harrison Street, Suite 1530, Oakland CA 94612
	Telephone:	510-522-9600
	Facsimile:	510-522-9604

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

By:	United States Commodity Funds LLC, as General Partner

By:
Name:
		Title:	Management Director
Date:

[                                                         ]

By:
Name:
Title:
Address:
Telephone:
Facsimile:

EXHIBIT A

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

CREATION AND REDEMPTION PROCEDURES

Scope of Procedures and Overview

These procedures (the “Procedures”) describe the processes by which one or more Baskets of United States 12 Month Natural Gas Fund, LP Units (the “Units”) may be purchased by an Authorized Purchaser, or, once Units have been issued, redeemed by an Authorized Purchaser. Units may be created or redeemed only in blocks of 50,000 Units (each such block, a “Basket”).

For purposes of these Procedures, a “Business Day” is defined as any day other than a day when any of the NYSE Arca, the ICE Futures Exchange (the “ICE”), or the New York Stock Exchange is closed for regular trading.

Baskets are issued pursuant to the Prospectus, which will be delivered by the Marketing Agent to each Authorized Purchaser prior to its execution of the Authorized Purchaser Agreement, and are issued and redeemed in accordance with the Authorized Purchaser Agreement. Baskets may be issued and redeemed on any Business Day by the Marketing Agent in exchange for cash and/or Treasuries, which the Custodian receives from Authorized Purchasers or transfers to Authorized Purchasers, in each case on behalf of the Fund.

Upon acceptance of the Authorized Purchaser Agreement, the Marketing Agent will assign a personal identification number (a “PIN number”) to each Authorized Person authorized to act for the Authorized Purchaser. This will allow the Authorized Purchaser through its Authorized Person(s) to place Purchase Order(s) or Redemption Order(s) for Baskets.

Important Notes:

Any Order is subject to rejection by the General Partner or the Marketing Agent, as agent of the General Partner, for the reasons set forth in the Authorized Purchaser Agreement.

All Orders are subject to the provisions of the Partnership Agreement, the Prospectus and the Authorized Purchaser Agreement relating to unclear or ambiguous instructions.

The Authorized Purchaser, and each distributor offering and selling Units as part of the distribution of such Units, shall comply with applicable prospectus delivery and disclosure requirements of the 1933 Act as well as the analogous requirements under the CEA, including, the requirement, to the extent required, that prospective investors provide an acknowledgement of receipt of such disclosure materials prior to the payment for any Units to the extent the foregoing relates to the Authorized Purchaser’s transactions in, and activities with respect to, Units.

CREATION PROCESS

An Order to purchase one or more Baskets placed by an Authorized Purchaser with the Marketing Agent by 12:00 PM New York time or the close of regular trading on NYSE Arca, whichever is earlier (the “Order Cut-Off Time”) on a Business Day (such day, “CREATION T”) results in the transfer to the Authorized Purchaser’s account at The Depository Trust Company (“DTC”) of Baskets the Authorized Purchaser has purchased, in most instances, by 9:00 AM New York time on CREATION T+3:

CREATION PROCEDURES

1.

By the Order Cut-Off Time, an Authorized Person of the Authorized Purchaser calls the Marketing Agent at (303) 623-2577 to notify such agent that the Authorized Purchaser wishes to place a Purchase Order to create an identified number of Baskets and to request that it be provided with an order number (an “Order Number”). The Authorized Person provides a PIN number as identification. The Marketing Agent provides the Authorized Purchaser with an Order Number for the Authorized Purchaser’s Purchase Order Form. The Authorized Purchaser then completes and faxes to the Marketing Agent the Purchase Order Form included as Exhibit B to the Authorized Purchaser Agreement. The Purchase Order Form must include the Authorized Person’s signature, the number of Baskets being purchased, and the Order Number.

2.

If the Marketing Agent has not received the Purchase Order Form from the Authorized Purchaser within 15 minutes after the Marketing Agent receives the phone call from the Authorized Purchaser referenced in item (1) above, the Marketing Agent places a phone call to the Authorized Purchaser to enquire about the status of the Order. If the Authorized Purchaser does not fax the Purchase Order Form to the Marketing Agent within 15 minutes after the Marketing Agent’s phone call, the Authorized Purchaser’s Order is cancelled. The Marketing Agent will then notify the Authorized Purchaser that the Order has been cancelled via telephone call.

3.

By placing a Purchase Order, an Authorized Purchaser agrees to (1) deposit Treasuries, cash, or a combination of Treasuries and cash with the Custodian of the Fund, and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the Fund for the purchase of a number and type of futures contracts at the closing settlement price for such contracts on the Purchase Order Date, as specified in the Purchase Order Form (see Exhibit B). Failure to consummate (1) and (2) above shall result in the cancellation of the order. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet the Fund ’s investment objective and shall be purchased as a result of the Authorized Purchaser’s purchase of Units. If the Marketing Agent has received the Authorized Purchaser’s Purchase Order Form on time in accordance with the preceding timing rules, then by 1:00 PM New York time the Marketing Agent returns to the Authorized Purchaser a copy of the Purchase Order Form submitted, marking it “Affirmed.” The Marketing Agent shall indicate on the Purchase Order Form the details of the method of payment to be used for the Transaction Fee. The Marketing Agent shall also have completed Part II of the Purchase Order Form, which includes the specific number and type of futures contracts to be purchased at the closing settlement price on the Purchase Order Date.

4.

Based on the Purchase Orders placed with it on CREATION T, the Marketing Agent sends a facsimile to the Transfer Agent indicating the total number of creation Units and total amount of cash and/or Treasuries for which the Marketing Agent will require an allocation into the custodial accounts of, respectively, the Authorized Purchaser and the Fund on CREATION T+3. If the Marketing Agent rejects a Purchase Order pursuant to the Authorized Purchaser Agreement after the foregoing messages are given to the Custodian, the Marketing Agent will notify the Transfer Agent of such rejection as soon as practicable but, in any event, by 1:30 PM New York time the same day, identifying the Authorized Purchaser whose Purchase Order was rejected and the amount of Units contained in the rejected Purchase Order. The Transfer Agent will address any such rejection notifications received after 1:30 PM New York time only on a best efforts basis.

5.

The General Partner acting by itself or through the Marketing Agent shall have the absolute right, but shall have no obligation, to reject any Purchase Order or Creation Basket Deposit (as defined in Section 6) (i) if the General Partner determines that the Purchase Order or Creation Basket Deposit is not in proper form; (ii) that the General Partner, in its sole discretion, believes would have adverse tax consequences to the Fund, Limited Partners, or unitholders; (iii) the acceptance or receipt of which would, in the opinion of counsel to the General Partner, be unlawful; or (iv) if circumstances outside the control of the General Partner, the Marketing Agent or the Custodian make it for all practical purposes not feasible to process creations of Creation Baskets (including if the General Partner determines that the investments available to the Fund at that time will not enable it to meet its investment objective). None of the General Partner, the Marketing Agent or the Custodian shall be liable to any person by reason of the rejection of any Purchase Order or Creation Basket Deposit.

REDEMPTION PROCESS

An order to redeem one or more Baskets placed by an Authorized Purchaser with the Marketing Agent by 12:00 PM New York time or the close of regular trading on NYSE Arca, whichever is earlier, on a Business Day (such day, “REDEMPTION T”) results in the following taking place by 3:00 p.m. New York time on REDEMPTION T+3:

Transfer to the account at DTC and the subsequent cancellation of the relevant number of the Authorized Purchaser’s Baskets; and

Transfer to the Authorized Purchaser by credit to the Authorized Purchaser’s account of cash and Treasuries, if any, in the relevant amount(s) corresponding to the Baskets delivered for redemption (the “Redemption Distribution”).

REDEMPTION PROCEDURES

REDEMPTION T (REDEMPTION ORDER TRADE DATE)

1.

By the Order Cut-off Time, an Authorized Person of the Authorized Purchaser calls the Marketing Agent at (303) 623-2577 to notify the Marketing Agent that the Authorized Purchaser wishes to place a Redemption Order with the Marketing Agent to redeem an identified number of Baskets and to request that the Marketing Agent provide an Order Number. The Authorized Person provides a PIN number as identification to the Marketing Agent. The Marketing Agent provides the Authorized Purchaser with an Order Number for the Authorized Purchaser’s Redemption Order Form. The Authorized Purchaser then completes and faxes to the Marketing Agent the Redemption Order Form included as Exhibit B to the Authorized Purchaser Agreement. The Redemption Order Form must include the Authorized Person’s signature, the number of Baskets being redeemed, and the Order Number previously provided by the Marketing Agent.

2.

If the Marketing Agent has not received the Redemption Order Form from the Authorized Purchaser within 15 minutes after the Marketing Agent receives the phone call from the Authorized Purchaser referenced in item (1) above, the Marketing Agent places a phone call to the Authorized Purchaser to enquire about the status of the Order. If the Authorized Purchaser does not fax the Redemption Order Form to the Marketing Agent within 15 minutes after the Marketing Agent’s phone call, the Authorized Purchaser’ s Order is cancelled. The Marketing Agent will then notify the Authorized Purchaser that the Order has been cancelled via telephone call and via fax.

3.

By placing a Redemption Order, an Authorized Purchaser agrees to (1) deliver the Redemption Basket to be redeemed through DTC’s book-entry system to the Fund’ s account with the Custodian not later than 3:00 PM New York time on the third Business Day following the effective date of the Redemption Order, and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the Fund for the sale of a number and type of futures contracts at the closing settlement price for such contracts on the Redemption Order Date, as specified in the Redemption Order Form (see Exhibit B). Failure to consummate (1) and (2) above shall result in the cancellation of the order. The number and type of contracts specified shall be determined by the General Partner, in its sole discretion, to meet the Fund ’s investment objective and shall be sold as a result of the Authorized Purchaser’s sale of Units. If the Marketing Agent has received the Authorized Purchaser’s Redemption Order Form on time in accordance with the preceding timing rules, then by 1:00 PM New York time the Marketing Agent returns to the Authorized Purchaser a copy of the Redemption Order Form submitted, marking it “Affirmed.” The Marketing Agent shall indicate on the Redemption Order Form the amount of Treasuries and/or cash, if any, to be delivered in the Redemption Distribution, and provides details of the method of payment to be used for the Transaction Fee and the method of delivery of the Treasuries and/or cash portion, if any, of the Redemption Distribution. The Marketing Agent shall also indicate on the returned Redemption Order Form the specific number and type of futures contracts to be sold at the closing settlement price for such contracts on the Redemption Order Date.

4.

By 1:00 PM New York time, the Marketing Agent sends a facsimile containing instructions to the Transfer Agent to transfer on REDEMPTION T+3 from the custodial accounts of, respectively, the Authorized Purchaser and the Fund (“deallocate”) the total number of redemption Units and the total amount of cash and/or Treasuries required to settle the Redemption Orders received by the Marketing Agent on REDEMPTION T. If the Marketing Agent rejects a Redemption Order pursuant to the Authorized Purchaser Agreement after the foregoing message is sent, the Marketing Agent will notify the Transfer Agent of such rejection as soon as practicable but, in any event, by 1:30 pm New York time the same day, identifying the Authorized Purchaser whose Redemption Order was rejected and the amount of Units contained in the rejected Redemption Order. The Transfer Agent will address any such rejection notifications received after 1:30 pm New York time only on a best efforts basis.

5.

The General Partner acting by itself or through the Marketing Agent may, in its sole discretion, reject any Redemption Order (i) the General Partner determines that the Redemption Order is not in proper form (ii) the fulfillment of which its counsel advises may be illegal under applicable laws and regulations, or (iii) if circumstances outside the control of the General Partner, the Marketing Agent or the Custodian make it for all practical purposes not feasible for the Units to be delivered under the Redemption Order. The General Partner may also reject a redemption order if the number of units being redeemed would reduce the remaining outstanding units to 100,000 units (i.e., two baskets) or less, unless the General Partner has reason to believe that the placer of the redemption order does in fact possess all the outstanding units and can deliver them.

6.

The General Partner may, in its discretion, suspend the right of redemption, or postpone the Redemption Distribution Date, (1) for any period during which NYSE Arca or the ICE is closed other than customary weekend or holiday closings, or trading on the NYSE Arca or the ICE is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries or other assets of the Fund is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the Limited Partners or Unitholders. None of the General Partner, the Marketing Agent, the Administrator or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

REDEMPTION T+3

1.	By 3:00 PM New York time, the Authorized Purchaser delivers free to the relevant account at DTC the Baskets to be redeemed.

2.

If the Custodian does not receive from a redeeming Authorized Purchaser all Units comprising the Baskets being redeemed by 3:00 PM New York time, (i) the Custodian will, only upon instruction from the General Partner, settle the Redemption Order to the extent of whole Baskets received from the Authorized Purchaser and (ii) the Marketing Agent will keep the redeeming Authorized Purchaser’s Redemption Order open until 9:00 AM New York time on the following Business Day (REDEMPTION T+4) as to the balance of the Redemption Order (such balance, the “Suspended Redemption Order”). For each day (whether or not a Business Day) the Redemption Order is held open, the Authorized Purchaser will be charged the greater of $300 or $30 times the number of Units included in the Suspended Redemption Order, as determined in the sole discretion of the Fund.

REDEMPTION T+4

1.

By 9:00 AM New York time, the redeeming Authorized Purchaser must deliver free to the account at DTC the Basket(s) comprising the Suspended Redemption Order. The Marketing Agent will settle the Suspended Redemption Order to the extent of whole Baskets received. Any balance of the Suspended Redemption Order may be cancelled at the discretion of the General Partner.

2.	The sequence of instructions and events related to the settlement of the Suspended Redemption Order on REDEMPTION T+4 will be made in the manner provided for a Redemption Order under REDEMPTION T+3.

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EXHIBIT A-1

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

INITIAL CREATION PROCEDURES

Scope of Procedures and Overview

These procedures (the “Initial Procedures”) describe the process by which one or more Baskets of United States 12 Month Natural Gas Fund, LP Units (the “Units”) may be purchased by an Authorized Purchaser. Units may be created only in blocks of 50,000 Units (each such block, a “Basket”).

For purposes of these Initial Procedures, a “Business Day” is defined as any day other than a day when any of the NYSE Arca, the ICE Futures Exchange (the “ICE”), or the New York Stock Exchange is closed for regular trading.

Baskets are issued pursuant to the Prospectus, which will be delivered by the Marketing Agent to the Authorized Purchaser prior to its execution of the Authorized Purchaser Agreement, and are issued in accordance with the Authorized Purchaser Agreement. Baskets may be issued on any Business Day by the Marketing Agent in exchange for cash and/or Treasuries, which the Custodian receives from the Authorized Purchaser on behalf of the Fund.

Upon acceptance of the Authorized Purchaser Agreement, the Marketing Agent will assign a personal identification number (a “PIN number”) to the Authorized Person authorized to act for the Authorized Purchaser. This will allow the Authorized Purchaser through its Authorized Person(s) to place the initial Purchase Order for Baskets.

It is anticipated that on the effective date (the date the SEC declares the registration statement relating to the Fund effective), the initial Authorized Purchaser will, though it is under no obligation to do so, purchase one or more Creations Baskets at a price per Unit of $50.00 It is expected the proceeds of that purchase will be invested on that day and that Fund’s initial per unit net asset value will be established as of 4:00 p.m. New York City time that day. The Units are expected to begin trading on the day following the effective date. Units offered in Creation Baskets on any day after the effective date will be offered at the per Unit asset value as of the earlier of 4:00 p.m. New York time or the close of trading on the NYSE.

Important Notes:

Any Order is subject to rejection by the General Partner or the Marketing Agent, as agent of the General Partner, for the reasons set forth in the Authorized Purchaser Agreement.

All Orders are subject to the provisions of the Partnership Agreement, the Prospectus and the Authorized Purchaser Agreement relating to unclear or ambiguous instructions.

The Authorized Purchaser, and each distributor offering and selling Units as part of the distribution of such Units, shall comply with applicable prospectus delivery and disclosure requirements of the

1933 Act as well as the analogous requirements under the CEA, including, the requirement that prospective investors provide an acknowledgement of receipt of such disclosure materials prior to the payment for any Units to the extent the foregoing relates to the Authorized Purchaser’s transactions in, and activities with respect to Units.

CREATION PROCESS

An Order to purchase one or more of the initial Baskets placed by the Authorized Purchaser with the Marketing Agent by 9:00 AM New York time (the “Order Cut-Off Time”) on a Business Day (such day, “CREATION T”) results in the transfer to the Authorized Purchaser’s account at The Depository Trust Company (“DTC”) of Baskets the Authorized Purchaser has purchased by 12:00 PM New York time on CREATION T+0 if payment for such Baskets has been received by the Custodian prior to that time:

CREATION PROCEDURES

1. By the Order Cut-Off Time (the earlier of the close of regular trading on NYSE Arca or 9:00 AM New York time), an Authorized Person of the Authorized Purchaser calls the Marketing Agent at (303) 623-2577 to notify such agent that the Authorized Purchaser wishes to place a Purchase Order to create an identified number of Baskets and to request that it be provided with an order number (an “Order Number”). The Authorized Person provides a PIN number as identification. The Marketing Agent provides the Authorized Purchaser with an Order Number for the Authorized Purchaser’s Purchase Order Form. The Authorized Purchaser then completes and faxes to the Marketing Agent the Purchase Order Form included as Exhibit B to the Authorized Purchaser Agreement. The Purchase Order Form must include the Authorized Person’s signature, the number of Baskets being purchased, and the Order Number.

2. If the Marketing Agent has not received the Purchase Order Form from the Authorized Purchaser within 15 minutes after the Marketing Agent receives the phone call from the Authorized Purchaser referenced in item (1) above, the Marketing Agent places a phone call to the Authorized Purchaser to enquire about the status of the Order. If the Authorized Purchaser does not fax the Purchase Order Form to the Marketing Agent within 15 minutes after the Marketing Agent’s phone call, the Authorized Purchaser’s Order is cancelled. The Marketing Agent will then notify the Authorized Purchaser that the Order has been cancelled via telephone call.

3. By placing a Purchase Order, an Authorized Purchaser agrees to (1) deposit Treasuries, cash, or a combination of Treasuries and cash with the Custodian of the Fund, and (2) if required by the General Partner in its sole discretion, enter into or arrange for a block trade, an exchange for physical or exchange for swap, or any other over-the-counter energy transaction (through itself or a designated acceptable broker) with the Fund for the purchase of a number and type of futures contracts at the closing settlement price for such contracts on the Purchase Order Date, as specified in the Purchase Order Form (see Exhibit B). Failure to consummate (1) and (2) above shall result in the cancellation of the order. If the Marketing Agent has received the Authorized Purchaser’s Purchase Order Form on time in accordance with the preceding timing rules, then by 10:00 AM New York time the Marketing Agent returns to the Authorized Purchaser a copy of the Purchase Order Form submitted, marking it “Affirmed.” The Marketing Agent shall also have completed Part II of the Purchase Order Form, which includes the specific number and type of futures contracts to be purchased at the closing settlement price on the Purchase Order Date.

4. Based on the Purchase Orders placed with it on CREATION T, the Marketing Agent sends a facsimile to the Transfer Agent indicating the total number of creation Units and total amount of cash and/or Treasuries for which the Marketing Agent will require an allocation into the custodial accounts of, respectively, the Authorized Purchaser and the Fund on CREATION T+0 once the Custodian confirms to the Transfer Agent that the payment for such Baskets in same day funds has been received by it from the Authorized Purchaser. If the Marketing Agent rejects a Purchase Order pursuant to the Authorized Purchaser Agreement after the foregoing messages are given to the Custodian, the Marketing Agent will notify the Transfer Agent of such rejection as soon as practicable but, in any event, by 10:30 AM New York time the same day, identifying the amount of cash and/or Treasuries contained in the rejected Purchase Order. The Transfer Agent will address any such rejection notifications received after 10:30 AM New York time only on a best efforts basis.

EXHIBIT B

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

PURCHASE/REDEMPTION ORDER FORM

CONTACT INFORMATION FOR ORDER EXECUTION:

Telephone order number:	Telex Number
Facsimile number:	Business Number

ALL ITEMS IN PART I MUST BE COMPLETED BY AN AUTHORIZED PURCHASER. THE GENERAL PARTNER AND/OR THE MARKETING AGENT, IN THEIR DISCRETION, MAY REJECT ANY ORDER NOT SUBMITTED IN COMPLETE FORM.

I.	TO BE COMPLETED BY AUTHORIZED PURCHASER:

Date:	Time:
Broker Name:	Firm Name:
NSCC Participant Number:	DTC Participant Number:
Telephone Number:	Telex Number:
Fax Number:

Type of Order (Check One)

Amount Created Units (50,000 Units)

Amount Written Out

Amount Redeemed Units (50,000 Units)

Amount Written Out:

Order #:

Check One:

                 Agree to purchase or arrange to purchase futures contracts, exchange for swaps, exchange for physical or other over-the-counter transaction in amount and type or form specified in Part II by the Marketing Agent

                     Agree to sell or arrange to sell futures contracts, exchange for swaps, exchange for physical or other over-the-counter transaction in amount and type specified in Part II by Marketing Agent

Authorized Person’s Signature

Pursuant to Section 17 CFR 4.21(b), United States 12 Month Natural Gas Fund, LP may not accept or receive funds, securities or other property from a prospective participant unless it first receives from the prospective participant the following acknowledgment:

IN ADDITION TO THE PLACEMENT OF THE ORDER ABOVE, ON BEHALF OF THE AUTHORIZED PURCHASER AS A PROSPECTIVE PARTICIPANT OF THE UNITED STATES 12 MONTH NATURAL GAS FUND, LP, I HEREBY ACKNOWLEDGE AND AFFIRM THAT I HAVE RECEIVED THE PROSPECTUS FOR THE UNITED STATES 12 MONTH NATURAL GAS FUND, LP.

By:	, an Authorized Person

Name:

TO BE COMPLETED BY ALPS DISTRIBUTORS, INC.:

This certifies that the above order has been:

Accepted by the Marketing Agent (for purchase or redemption)

Futures contracts to be purchased sold:

Type:

Month/ Year (e.g., 12 month strip beginning N07 and ending O08):

Quantity:

Contracts:

Closing Settlement Price:

Exchange for swaps, exchange for physical or other over-the-counter transaction entered into in form acceptable to United States 12 Month Natural Gas Fund, LP

Declined -	Reason:

Date	Time	Authorized Signature

EXHIBIT C

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

FORM OF CERTIFIED AUTHORIZED PERSONS

OF AUTHORIZED PURCHASER

The following are the names, titles and signatures of all persons (each an “Authorized Person”) authorized to give instructions relating to any activity contemplated by the United States 12 Month Natural Gas Fund, LP Authorized Purchaser Agreement or any other notice, request or instruction on behalf of the Authorized Purchaser pursuant to the aforementioned agreement.

Authorized Purchaser:

Name:

Title:

Signature:

Name:

Title:

Signature:

Name:

Title:

Signature:

EXHIBIT D

BBH Pricing Policies

Futures, Forwards, Swaps, Options and Treasuries

The pricing policies stated below are used for all BBH clients, including Mutual Fund Registered Investment Companies. These policies have been audited by numerous accounting firms during annual fund audits.

Futures

Futures traded on exchanges are valued using the closing settlement prices quoted on the relevant exchange and obtained from pricing sources, typically Bloomberg or Reuters.

Forward Currency Contracts

BBH obtains the WM Reuters London Close closing spot rates and the WM Reuters London Close forward point rates on a daily basis. The currency forward contract pricing model derives the differential in point rates to the expiration date of the forward and calculates its present value. The forward is valued at the net of the present value and the spot rate.

Swaps

Swaps and other similar derivative or contractual type instruments are valued at a price provided by a single broker or dealer, typically the counterparty. If no such price is available, the contract is valued at a price at which the counterparty to such contract would repurchase the instrument or terminate the contract.

Options

Option contracts on securities, currencies, indices, futures contracts, commodities and other instruments shall be valued at the last sale price on the exchange or market that is the Primary Market. If a contract did not trade on the Primary Market, it shall be valued at the last sale price on another exchange or market where it did trade. If there is no such sale price, the value shall be the most recent bid quotation.

Sale prices and bid quotations indicated above shall be supplied by a Pricing Service (Reuters, Bloomberg, IDC, etc.). If a Pricing Service is not able to provide such sale prices or bid quotations, the value shall be determined by taking the mean between the bid and the asked quotations provided by a single broker or dealer, unless the broker or dealer can only provide a bid quotation, in which case the value shall be such bid quotation.

Except as provided below, OTC currency options are valued by uploading the applicable implied volatility rates from Reuters or Bloomberg. Other inputs are either uploaded (interest rates, spots) or are specified when the ticker symbols are set up (expiration date, strike). OTC currency options are then priced by using the Garman-Kohlhagen modified Black-Scholes formula, which adjusts for a constant yield versus a fixed dividend.

Except as provided below, OTC equity/index options are priced according to the contract specifications (days to expiration, current spot index level, interest rates, dividends, strike price)

using the Black-Scholes pricing model, modified for dividends. The volatility input assumption is interpolated from the previous day’s price.

US Treasuries

BBH uses an evaluated bid supplied by IDC for treasury prices.

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EXHIBIT E

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

OFFICER’S CERTIFICATE

The undersigned, a duly authorized officer of United States Commodity Funds LLC, a Delaware limited liability company (the “General Partner”), and pursuant to Section 13(d) of the United States 12 Month Natural Gas Fund, LP Authorized Purchaser Agreement (the “Agreement”), dated as of [                    ] by and between the General Partner and [                    ] (“the Authorized Purchaser”), hereby certifies that:

1. Each of the following representations and warranties of the General Partner is true and correct in all material respects as of the date hereof:

(a) the Prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; the Registration Statement complies in all material respects with the requirements of the 1933 Act and the Prospectus complies in all material respects with the requirements of the 1933 Act and any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed; the conditions to the use of Form S-1 or S-3, if applicable, have been satisfied; the Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the General Partner makes no warranty or representation with respect to any statement contained in the Registration Statement or any Prospectus in reliance upon and in conformity with information concerning the Authorized Purchaser and furnished in writing by or on behalf of the Authorized Purchaser to the General Partner expressly for use in the Registration Statement or such Prospectus; and neither the General Partner nor any person known to the General Partner acting on behalf of the Fund has distributed nor will distribute any offering material other than the Registration Statement or the Prospectus;

(b) the Fund has been duly formed and is validly existing as an investment fund under the laws of the State of Delaware, as described in the Registration Statement and the Prospectus, and as described in the Prospectus, the Marketing Agent is authorized to issue and deliver the Baskets to the Authorized Purchaser;

(c) the General Partner has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as described in the Registration Statement and the Prospectus, and has all requisite power and authority to execute and deliver this Agreement;

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(d) the General Partner is duly qualified and is in good standing in each jurisdiction where the conduct of its business requires such qualification; and the Fund is not required to so qualify in any jurisdiction;

(e) the outstanding Units have been duly and validly issued and are fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights;

(f) the Units conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus and the holders of the Units will not be subject to personal liability by reason of being such holders;

(g) this Agreement has been duly authorized, executed and delivered by the General Partner and constitutes the valid and binding obligations of the General Partner, enforceable against the General Partner in accordance with its terms;

(h) the General Partner is not in breach or violation of or in default under (nor has any event occurred which with notice, lapse of time or both would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) its constitutive documents, or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the General Partner is a party or by which any of them or any of their properties may be bound or affected, and the execution, delivery and performance of this Agreement, the issuance and sale of Units to the Authorized Purchaser hereunder and the consummation of the transactions contemplated hereby does not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default under), respectively, the amended and restated limited liability company agreement of the General Partner, or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the General Partner is a party or by which, respectively, the General Partner or any of its properties may be bound or affected, or any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the General Partner or the Fund;

(i) no approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency is required in connection with the issuance and sale of Creation Baskets to the Authorized Purchaser hereunder or the consummation by the General Partner or the Fund of the transactions contemplated hereunder other than registration of the Units under the 1933 Act and the filing of the Prospectus with the National Futures Association, which has been effected, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Units are being offered or under the rules and regulations of NYSE Arca, Inc. (“NYSE Arca”);

(j) except as set forth in the Registration Statement and the Prospectus (i) no person has the right, contractual or otherwise, to cause the Fund to issue or sell to it any Units or other equity

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interests of the Fund, and (ii) no person has the right to act as an underwriter or as a financial advisor to the Fund in connection with the offer and sale of the Units, in the case of each of the foregoing clauses (i), and (ii), whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Units as contemplated thereby or otherwise; no person has the right, contractual or otherwise, to cause the General Partner on behalf of the Fund or the Fund to register under the 1933 Act any other equity interests of the Fund, or to include any such shares or interests in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Units as contemplated thereby or otherwise;

(k) each of the General Partner and the Fund has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, in order to conduct its respective business; the General Partner is not in violation of, or in default under, or has not received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the General Partner;

(l) all legal or governmental proceedings, affiliate transactions, off-balance sheet transactions, contracts, licenses, agreements, leases or documents of a character required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed as required;

(m) except as set forth in the Registration Statement and the Prospectus, there are no actions, suits, claims, investigations or proceedings pending or threatened or contemplated to which the General Partner or the Fund, or any of the General Partner’s directors or officers, is or would be a party or of which any of their respective properties are or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency;

(n) Spicer Jeffries LLP, whose report on the audited financial statements of the Fund is filed with the SEC as part of the Registration Statement and the Prospectus, are independent public accountants as required by the 1933 Act;

(o) the audited financial statement(s) included in the Prospectus, together with the related notes and schedules, presents fairly the financial position of the Fund as of the date indicated and has been prepared in compliance with the requirements of the 1933 Act and in conformity with generally accepted accounting principles; there are no financial statements (historical or pro forma) that are required to be included in the Registration Statement and the Prospectus that are not included as required; and the Fund does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Registration Statement and the Prospectus;

(p) subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been (i) any material adverse change, (ii) any transaction which is material to the General Partner or the Fund taken as a whole, (iii) any

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obligation, direct or contingent (including any off-balance sheet obligations), incurred by the General Partner or the Fund, which is material to the Fund, (iv) any change in the Units purchased by the Authorized Purchaser or outstanding indebtedness of the General Partner or the Fund or (v) any dividend or distribution of any kind declared, paid or made on such Units;

(q) the Fund is not and, after giving effect to the offering and sale of the Units, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act;

(r) except as set forth in the Registration Statement and the Prospectus, the General Partner and the Fund own, or have obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, copyrights, trade secrets and other proprietary information described in the Registration Statement and the Prospectus as being owned or licensed by them or which are necessary for the conduct of their respective businesses, (collectively, “Intellectual Property”);

(i) to the knowledge of the General Partner or the Fund, there are no third parties who have or will be able to establish rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the General Partner or the Fund;

(ii) to the knowledge of the General Partner or the Fund, there is no infringement by third parties of any Intellectual Property;

(iii) there is no pending or, to the knowledge of the General Partner or the Fund, threatened action, suit, proceeding or claim by others challenging the General Partner or the Fund’s rights in or to any Intellectual Property, and the General Partner and the Fund are unaware of any facts which could form a reasonable basis for any such claim;

(iv) there is no pending or, to the knowledge of the General Partner or the Fund, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property as to which the General Partner and the Fund have no knowledge of any such pending or threatened claims, and the General Partner and the Fund are unaware of any facts which could form a reasonable basis for any such claim;

(v) there is no pending or, to the knowledge of the General Partner or the Fund, threatened action, suit, proceeding or claim by others that the General Partner or the Fund infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the General Partner and the Fund are unaware of any facts which could form a reasonable basis for any such claim; and

(vi) to the knowledge of the General Partner or the Fund, there is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property; and

(s) all tax returns required to be filed by the General Partner have been filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding)

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including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been paid; and no tax returns or tax payments are due with respect to the Fund as of the date of this Agreement;

(t) the General Partner has not sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements referred to or described in, or filed as an exhibit to, the Registration Statement, and no such termination or non-renewal has been threatened by the General Partner or any other party to any such contract or agreement;

(u) on behalf of the Fund, the General Partner has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 and 15d-14 under the Exchange Act, giving effect to the rules and regulations, and SEC staff interpretations (whether or not public), thereunder)); such disclosure controls and procedures are designed to ensure that material information relating to the Fund, is made known to the General Partner, and such disclosure controls and procedures are effective to perform the functions for which they were established; on behalf of the Fund, the General Partner has been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Fund’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Fund’s internal controls; any material weaknesses in internal controls have been identified for the Fund’s auditors;

(w) any statistical and market-related data included in the Registration Statement and the Prospectus are based on or derived from sources that the General Partner believes to be reliable and accurate, and the General Partner has obtained the written consent to the use of such data from such sources to the extent required; and

(x) neither the General Partner, nor any of the General Partner’s directors, members, officers, affiliates or controlling persons has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security or asset of the Fund to facilitate the sale or resale of the Units.

For purposes hereof, the term “ Registration Statement” shall mean the Registration Statement as amended or supplemented from time to time to the date hereof, the term “Preliminary Prospectus” shall mean the preliminary prospectus dated                     , relating to the Units and any other prospectus dated prior to effectiveness of the Registration Statement relating to the Units, and the term “Prospectus” shall mean the Prospectus as amended or supplemented from time to time to the date hereof.

2. Each of the obligations of the General Partner to be performed by it on or before the date hereof pursuant to the terms of the Agreement, and each of the provisions thereof to be complied with by the General Partner on or before the date hereof, has been duly performed and complied with in all material respects. Capitalized terms used, but not defined herein shall have the meanings assigned to such terms in the Agreement.

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IN WITNESS WHEREOF, I have hereunto, on behalf of the General Partner, subscribed my name this             day of                    .

By:
Name:
Title:

I, [                    ], in my capacity as Secretary, hereby certify that [                    ] is the duly elected President of the General Partner, and that the signature set forth immediately above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above.

By:
Name:
Title: Secretary

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